As filed with the Securities and Exchange Commission on July 26, 2013

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

NEUROMETRIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3308180
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

62 Fourth Avenue

Waltham, Massachusetts 02451

(781) 890-9989

(Address, Including Zip Code, of Principal Executive Offices)

NEUROMETRIX, INC. AMENDED AND RESTATED

2009 NON-QUALIFIED INDUCEMENT STOCK PLAN

(Full Title of the Plan)

Shai N. Gozani, M.D., Ph.D.

President and Chief Executive Officer

NEUROMETRIX, INC.

62 Fourth Avenue

Waltham, Massachusetts 02451

(781) 890-9989

(Name, Address and Telephone Number, Including

Area Code, of Agent For Service)

Copies to:

Megan N. Gates, Esq.

Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Telephone: (617) 542-6000

Fax: (617) 542-2241

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
Common Stock, $0.0001 par value	386,111 shares		$1.80		$694,999.80		$94.80
Rights to purchase Series A Junior Participating Cumulative Preferred Stock, $0.001 par value		(3)		(3)		(3)	None

(1)	This Registration Statement relates to 386,111 shares of Common Stock, par value $0.0001 per share, of NeuroMetrix, Inc. (“Common Stock”) available for issuance under the NeuroMetrix, Inc. Amended and Restated 2009 Non-Qualified Inducement Stock Plan (the “Plan”); plus such indeterminate number of additional shares of Common Stock as may be required pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar event.

(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices per share of the Common Stock on The NASDAQ Capital Market as of a date (July 25, 2013) within five business days prior to filing this Registration Statement.

(3)	Pursuant to the Shareholder Rights Agreement, dated as of March 7, 2007, between NeuroMetrix, Inc. and American Stock Transfer & Trust Company, as amended, each share of Common Stock has an attached right to purchase thirty-six ten-thousandths of a share of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of the Company (the “Rights”), which Rights are not currently exercisable, on the terms set forth in the Rights Agreement. No separate consideration will be received for the Rights.

EXPLANATORY NOTE

This Registration Statement on Form S-8 hereby registers 386,111 additional shares of Common Stock for issuance under the Plan. An aggregate of 13,889 shares of Common Stock to be issued under the Plan were previously registered on June 3, 2009 (File No. 333-159712) (the “Previous Registration Statement”). The amount registered under the Previous Registration Statement reflects two 1-for-6 reverse splits of our Common Stock completed on September 1, 2011 and February 15, 2013. The contents of the Previous Registration Statement are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts on this 26th day of July, 2013.

NEUROMETRIX, INC.

By:	/s/ SHAI N. GOZANI, M.D., PH.D.
Shai N. Gozani, M.D., Ph.D.
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Shai N. Gozani, M.D., Ph.D. and Thomas T. Higgins, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of NeuroMetrix, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/	SHAI N. GOZANI, M.D., PH.D.	President, Chief Executive	July 26, 2013
	Shai N. Gozani, M.D., Ph.D.	Officer and Director (principal
executive officer)

/s/	THOMAS T. HIGGINS	Senior Vice President,	July 26, 2013
	Thomas T. Higgins	Chief Financial Officer and
Treasurer (principal financial
and accounting officer)

/s/	DAVID E. GOODMAN, M.D.	Director	July 26, 2013
David E. Goodman, M.D.

/s/	ALLEN J. HINKLE, M.D.	Director	July 26, 2013
Allen J. Hinkle, M.D.

/s/	NANCY E. KATZ	Director	July 26, 2013
Nancy E. Katz

/s/	TIMOTHY R. SURGENOR	Director	July 26, 2013
Timothy R. Surgenor

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NEUROMETRIX, INC.

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

Exhibit
Number	Description

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares and rights being registered.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

24	Powers of Attorney (included in the signature page to this Registration Statement).

99.1	NeuroMetrix, Inc. Amended and Restated 2009 Non-Qualified Inducement Stock Plan.

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